Exhibit 12.1



                         SENIOR HOUSING PROPERTIES TRUST
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)




                                                             Nine Months               Nine Months
                                                                Ended                     Ended
                                                         September 30, 2001        September 30, 2000
                                                       ------------------------ --------------------------
        Earnings:
        Net income                                               $11,108                  $19,202
        Fixed charges                                              5,649                   12,595
                                                       ------------------------ --------------------------
        Adjusted Earnings                                        $16,757                  $31,797
                                                       ======================== ==========================

        Fixed Charges:
        Interest expense                                          $4,900                  $12,595
        Distributions on Trust Preferred Securities                  749                       --
                                                       ------------------------ --------------------------
        Total Fixed Charges                                       $5,649                  $12,595
                                                       ======================== ==========================

        Ratios of Earnings to Fixed Charges                        2.97x                    2.52x
                                                       ======================== ==========================